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                                                                    EXHIBIT 10.8

                         AMENDMENT TO THE UROCOR, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

THIS AGREEMENT, by UroCor, Inc. (the "Company"),

                                   WITNESSETH

         WHEREAS, the Company maintains the UroCor, Inc. 1997 Employee Stock Purchase Plan (the "Plan");

         WHEREAS, the Company has reserved the right to amend the Plan from time to time; and

         WHEREAS, the Company desires to amend the Plan in connection with the instrument entitled "Agreement and Plan of Merger among Dianon Systems, Inc., UroCor Acquisition Corp. and UroCor, Inc.";

         NOW THEREFORE, the Company hereby agrees to amend the Plan, to provide as follows:

         1. Section 4.4 of the Plan is hereby amended and restated to provide as follows:

                    4.4 RIGHT TO DECREASE OR STOP PAYROLL DEDUCTIONS. A
               Participant shall have the right, at any time, to reduce, but not below one percent, or discontinue payroll deductions by filing an amended payroll deduction form with the Company.

         2. A new Section 6.4 is hereby added to the Plan to provide as follows:

                    6.4 EXPIRATION OF OFFERING PERIOD. Notwithstanding any other provision of the Plan to the contrary, as of the "Effective Time" defined in the instrument entitled "Agreement and Plan of Merger among Dianon Systems, Inc., UroCor Acquisition Corp. and UroCor, Inc." (the "Effective Time"), the Offering Period during which the Effective Time occurs shall expire. No shares of Stock may be purchased in accordance with the provisions of the Plan with respect to the expired Offering Period. The Company shall, at the Effective Time, pay to each Participant an amount in cash equal to the aggregate amount of the funds accumulated by such Participant through payroll deductions made during the expired Offering Period through the Effective Time.

         3. Section 8.1 of the Plan is hereby amended and restated to provide as follows:

                    8.1 TERMINATION. The Company may, by action of the Board of
               Directors, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of Shares committed to the Plan are increased by the Board of Directors and approved by the shareholders of the Company. In addition, the Plan shall automatically terminate as of the Effective Time. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in his payroll deduction account, and there shall be forwarded to the Participants certificates for all shares of Stock held under the Plan for the account of Participants.


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         4. Section 8.2 of the Plan is hereby amended and restated to provide as follows:

                    8.2 AMENDMENT. The Board of Directors reserves the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the Plan with section 423 of the Code. The Board of Directors may suspend operation of the Plan for any period as it may deem advisable. Any amendment changing the aggregate number of Shares to be committed to the Plan or the class of Employees eligible to receive Options under the Plan must have stockholder approval as set forth in Section 1.4.

                    Dated:  June 27, 2001